Exhibit 10.2

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
LONG-TERM INCENTIVE PLAN

EMPLOYEE PHANTOM UNIT AGREEMENT
This Phantom Unit Agreement (“Agreement”) between Blueknight Energy Partners G.P., L.L.C. (the “Company”) and Mark Hurley (the “Participant”), regarding an award (“Award”) of 500,000 Phantom Units (as defined in the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan (the “Plan”)) granted to the Participant on September 20, 2012 (the “Grant Date”), such number of Phantom Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan. The terms “Good Reason,” “Change of Control” and “Cause” have the meaning ascribed to such terms in the employment agreement between the Participant and BKEP Management, Inc., dated as of October 4, 2012.

2.Vesting Schedule; Settlement.

(a)Except as otherwise provided herein or the Plan, the Phantom Units shall vest with respect to 20% of the shares of Units subject thereto on the first, second, third, fourth and fifth anniversary of the Grant Date; provided that the Participant remains in continuous employment or other service with the Company or its Affiliates through each applicable vesting date.

(b)Within 30 days following vesting with respect to a Phantom Unit pursuant to Sections 2(a) or 3(b), the Participant shall be entitled to receive a Common Unit. Common Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Common Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in the Participant’s name. Upon delivery of a Common Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Participant’s notional account described below in Section 4.

3.Effect of Termination of Employment

(a)If the Participant’s employment with the Company and all Affiliates terminates under any circumstances not described in Section 3(b), all unvested Phantom Units shall be immediately forfeited as of the date of the Participant’s termination.

(b)Notwithstanding Section 9 of the Plan to the contrary, if in connection with or within the 18 month period following the occurrence of a Change of Control, the Participant’s employment is terminated by the Company without Cause or by the Executive for Good Reason, all unvested Phantom Units shall immediately vest and the Restricted Period shall terminate as of the date of the Participant’s termination.

4.Bookkeeping Account; No Distribution Equivalent Rights. During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and shall not include a tandem Distribution Equivalent Right with respect to the Phantom Units.

5.Rights as Unitholder; Delivery of Common Units. Until delivery of Common Units as described in Section 2(b), the Participant shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder. The Company shall not be obligated to deliver any Common Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Common Units to comply with any such law, rule, regulations or agreement.

6.Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

7.Withholding. No certificates representing Common Units hereunder shall be delivered to or in respect of a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such Common Units has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with the vesting of all or any portion of this Award by delivering cash, or, with the Committee’s approval, by electing to have the Company withhold Common Units, or by delivering previously owned Common Units, having a Fair Market Value equal to the amount required to be withheld or paid. The Participant may only request the withholding of Common Units having a Fair Market Value equal to the statutory minimum withholding amount. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

8.No Employment Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued employment with the Company or any Affiliate.

9.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

10.Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

11.Section 409A.

(a)The Phantom Units granted pursuant to this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for the Phantom Units if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any Plan provision or this Agreement results in the imposition of an additional tax under Code Section 409A, that Plan provision or provision of this Agreement shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to the Phantom Units.

(b)Notwithstanding any provision of the Agreement to the contrary, if the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), the Phantom Units payable or settled on account of a separation from service that are deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

(c)For all purposes of this Agreement, the Participant shall be considered to have terminated employment with the Company and its Affiliates when the Participant incurs a “separation from service” with the Company within the meaning of Treasury Regulation § 1.409A-1(h).

[signatures on next page]

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

Date: October 4, 2012	By:	/s/ Alex G. Stallings
	Name:	Alex G. Stallings
	Title:	Chief Financial Officer and Secretary

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date: October 4, 2012		/s/ Mark Hurley
Mark Hurley

Signature Page to Phantom Unit Agreement

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